Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
November 1, 2018

CON EDISON REPORTS 2018 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2018 third quarter net income of $435 million or $1.40 a share compared with $457 million or $1.48 a share in 2017. Adjusted earnings, which exclude the income tax expense resulting from a re-measurement in the 2018 period of the company's deferred tax assets and liabilities following the issuance of proposed regulations relating to the Tax Cuts and Jobs Act of 2017 (TCJA), transaction costs related to the pending acquisition of Sempra Solar Holdings, LLC and the net mark-to-market effects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses), were $489 million or $1.57 a share in 2018 compared with $453 million or $1.47 a share in 2017.

For the first nine months of 2018, net income was $1,051 million or $3.38 a share compared with $1,020 million or $3.33 a share in the first nine months of 2017. Adjusted earnings, which exclude the income tax expense resulting from the re-measurement of the company's deferred tax assets and liabilities, transaction costs related to the pending acquisition and the net mark-to-market effects of the Clean Energy Businesses, were $1,106 million or $3.56 a share in 2018 compared with $1,018 million or $3.32 a share in 2017.

“Investing in renewable energy, battery storage and other clean technologies continues to be the right move for our customers, our shareholders, and the environment,” said John McAvoy, chairman and CEO of Con Edison. “Our recent agreement to acquire Sempra's renewable electric production projects is expected to make us the second largest solar energy provider in North America. While this acquisition speaks to our vision and long-term growth, the delivery of safe and reliable energy through our regulated utilities remains our prime focus. Together, these strategies have contributed to both our strong financial performance and a sound energy future for our customers and shareholders.”

For the year of 2018, the company expects its adjusted earnings per share to be in the range of $4.25 to $4.35 a share. The company's previous forecast was in the range of $4.15 to $4.35 per share. Adjusted earnings per share exclude transaction costs related to the pending acquisition of Sempra Solar Holdings, LLC and purchase accounting and state tax apportionment adjustments that would be made in 2018 if the acquisition is completed in 2018 (estimated $0.50 per share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end.

See Attachment A for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three and nine months ended September 30, 2018 and 2017. See Attachments B and C to this press release for the estimated effect of major factors resulting in variations in earnings per share and net income for the three and nine months ended September 30, 2018 periods compared to the 2017 periods.

Refer to the company's Third Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2018 and December 31, 2017 and the consolidated income statements for the three and nine months ended September 30, 2018 and 2017. A third quarter 2018 earnings release and Clean Energy Businesses update presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2018 THIRD QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as when the acquisition of Sempra Solar Holdings, LLC is completed, if at all, and those factors identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update forward-looking statements.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income certain items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $50 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

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Attachment A

	For the Three Months Ended				For the Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2018	2017	2018	2017	2018	2017	2018	2017
Reported earnings per share (basic) and net income (GAAP basis)	$1.40	$1.48	$435	$457	$3.38	$3.33	$1,051	$1,020

TCJA re-measurement	0.14	—	42	—	0.14	—	42	—
Sempra Solar Holdings, LLC transaction costs (pre-tax)	0.04	—	14	—	0.04	—	14	—
Income taxes (a)	(0.01)	—	(4)	—	(0.01)	—	(4)	—
Sempra Solar Holdings, LLC transaction costs (net of tax)	0.03	—	10	—	0.03	—	10	—
Gain on sale of solar electric production project (pre-tax)	—	—	—	—	—	—	—	(2)
Income taxes (a)	—	—	—	—	—	—	—	1
Gain on sale of solar electric production project (net of tax)	—	—	—	—	—	—	—	(1)
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	—	(0.02)	3	(7)	0.01	(0.02)	5	(2)
Income taxes (a)	—	0.01	(1)	3	—	0.01	(2)	1
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	—	(0.01)	2	(4)	0.01	(0.01)	3	(1)

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.57	$1.47	$489	$453	$3.56	$3.32	$1,106	$1,018

(a)
The amount of income taxes was calculated using a combined federal and state income tax rate of 28% for the three and nine months ended September 30, 2018 and a combined federal and state income tax rate of 40% for the three and nine months ended September 30, 2017.

			Attachment B
Variation for the Three Months Ended September 30, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.22	$69
Reflects primarily higher electric and gas net base revenues of $0.19 a share and $0.01 a share, respectively, and growth in the number of gas customers of $0.01 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	—	1
Operations and maintenance expenses	(0.03)	(9)	Reflects higher consultant costs of $(0.02) a share and higher steam operations costs of $(0.02) a share.
Depreciation, property taxes and other tax matters	(0.13)	(40)	Reflects higher net property taxes of $(0.07) a share and depreciation and amortization expense of $(0.05) a share.
Other	0.02	9
Reflects primarily timing of the deferral for customers of estimated net benefits of the TCJA of $0.08 a share, offset, in part, by higher interest expense on long-term debt of $(0.05) a share and the dilutive effect of Con Edison's stock issuances of $(0.02) a share.

Total CECONY	0.08	30
O&R (a)
Operations and maintenance expenses	(0.01)	(3)
Reflects reduction of a regulatory asset associated with certain site investigation and environmental remediation costs of $(0.02) a share, partially offset by the deferral as a regulatory asset of costs for storm preparation of $0.01 a share.

Depreciation, property taxes and other tax matters	0.01	2	Reflects primarily timing of the deferral for customers of estimated net benefits of the TCJA.
Total O&R	—	(1)
Clean Energy Businesses
Operating revenues less energy costs	(0.08)	(26)	Reflects primarily timing of engineering, procurement and construction services revenues.
Operations and maintenance expenses	0.07	22	Reflects primarily lower engineering, procurement and construction costs and energy service costs.
Other	0.03	5
Total Clean Energy Businesses	0.02	1
Con Edison Transmission	0.01	4	Reflects income from equity investments.
Other, including parent company expenses	(0.19)	(56)	Includes TCJA re-measurement of $(0.14) a share and Sempra Solar Holdings, LLC transaction costs of $(0.03) a share. Also reflects the New York State capital tax in 2018.
Total Reported (GAAP basis)	$(0.08)	$(22)
TCJA re-measurement	0.14	42
Sempra Solar Holdings, LLC transaction costs	0.03	10
Net mark-to-market effects of the Clean Energy Businesses	0.01	6
Total Adjusted (non-GAAP basis)	$0.10	$36

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment C
Variation for the Nine Months Ended September 30, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.69	$212
Reflects primarily higher electric and gas net base revenues of $0.48 a share and $0.13 a share, respectively, and growth in the number of gas customers of $0.05 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	0.08	23
Steam revenues were $0.02 a share higher in the 2018 period due to the estimated impact of colder than normal April weather. Steam revenues were $(0.05) a share lower in the 2017 period due to the estimated impact of warmer than normal winter weather.

Operations and maintenance expenses	(0.10)	(32)	Reflects primarily higher consultant costs of $(0.06) a share and storm-related costs of $(0.05) a share.
Depreciation, property taxes and other tax matters	(0.29)	(90)	Reflects higher net property taxes of $(0.19) a share and depreciation and amortization expense of $(0.14) a share, offset in part by two New York State sales and use tax refunds of $0.04 a share.
Other	(0.14)	(27)
Reflects primarily higher interest expense on long-term debt of $(0.11) a share, regulatory reserve related to electric and steam earnings sharing of $(0.03) a share, and the dilutive effect of Con Edison's stock issuances of $(0.05) a share, offset, in part, by timing of the deferral for customers of estimated net benefits of the TCJA of $0.05 a share.

Total CECONY	0.24	86
O&R (a)
Changes in rate plans	0.03	11	Reflects primarily higher gas net base revenues. Gas base rates increased in November 2017 in accordance with the company's gas rate plan.
Operations and maintenance expenses	(0.03)	(10)
Reflects reduction of a regulatory asset associated with certain site investigation and environmental remediation costs of $(0.02) a share and higher pension costs of $(0.02) a share, partially offset by lower healthcare expenses of $0.01 a share.

Depreciation, property taxes and other tax matters	(0.01)	(2)	Reflects lower depreciation and amortization expense.
Total O&R	(0.01)	(1)
Clean Energy Businesses
Operating revenues less energy costs	0.12	37	Reflects primarily higher renewable revenues, including engineering, procurement and construction services and an increase in renewable electric production projects in operation.
Operations and maintenance expenses	(0.13)	(38)	Reflects primarily higher engineering, procurement and construction costs.
Depreciation	(0.01)	(2)
Net interest expense	(0.01)	(4)
Other	0.04	11
Total Clean Energy Businesses	0.01	4
Con Edison Transmission	0.03	10	Reflects income from equity investments.
Other, including parent company expenses	(0.22)	(68)	Includes TCJA re-measurement of $(0.14) a share and Sempra Solar Holdings, LLC transaction costs of $(0.03) a share. Also reflects the New York State capital tax in 2018.
Total Reported (GAAP basis)	$0.05	$31
Gain on sale of solar electric production project	—	1
TCJA re-measurement	0.14	42
Sempra Solar Holdings, LLC transaction costs	0.03	10
Net mark-to-market effects of the Clean Energy Businesses	0.02	4
Total Adjusted (non-GAAP basis)	$0.24	$88

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.